EXHIBIT 12


                                                Nine months ended September 30,
                                                    1999               1998
                                               -------------      --------------
Net income (loss)                              $   6,697,537      $ (25,520,437)
Interest expense                                   1,344,325            857,399
Amortization of debt costs                           491,382            692,155
Income tax                                           171,060                 --
                                               -------------      -------------

Income (loss) before fixed charges                 8,704,304        (23,970,883)

Fixed charges                                      2,006,767          1,549,554

Ratio of net income (loss) before fixed
      charges to fixed charges                           4.3                N/A

Sufficiency of earnings to cover fixed
      charges                                  $   6,697,537      $         N/A